EXHIBIT 99.1

PRESS RELEASE

FNF Announces Plans to Launch Initial Public Offering and Subsequent
Spin-Off of Fidelity National Information Services

     Jacksonville, Fla. — (May 26, 2004) — Fidelity National Financial, Inc. (NYSE:FNF) today announced that a Registration Statement on Form S-1 has been filed with the Securities and Exchange Commission in connection with a proposed separation of FNF’s non-insurance operations into a separately traded public company to be known as Fidelity National Information Services, Inc. (“FIS”). The FNF Board of Directors has approved the transaction.

     Under the terms of the transaction, FIS intends to issue common stock in an initial public offering (“IPO”). FNF later intends to distribute all of its ownership interest in FIS in a tax-free spin-off, accomplished through an anticipated special dividend to FNF common stockholders. That distribution is expected to occur by mid-2005. Completion of the distribution is contingent upon the satisfaction or waiver of a variety of conditions, including the receipt of a favorable tax ruling from the Internal Revenue Service.

     “Our bank and financial institution processing, outsourcing and real estate information businesses have grown through both internal growth and acquisitions in recent years,” said FNF Chairman and Chief Executive Officer William P. Foley, II. “The IPO and subsequent spin-off of FIS will allow us to position these businesses for the future and provide a separate, publicly traded currency that can be used in its business, including helping to finance future acquisitions. FNF, on the other hand, will focus on its leading market position in the title insurance industry, as well as growing its other specialty insurance businesses.”

     FIS intends to use approximately $250 million of net IPO proceeds to fund a dividend payment to FNF, which will be declared prior to the completion of the offering. FNF intends to use those dividend proceeds to pay down existing debt.

     FIS will consist of three primary segments: Financial Institution Software and Services (FISS), Lender Outsourcing Solutions (LOS) and Information Products and Services (IPS). FISS, the largest segment, will primarily consist of FNF’s financial institution processing, mortgage processing and outsourcing businesses, which serve very large, mid-sized and community banks. LOS will consist primarily of FNF’s loan facilitation and default management services. IPS will primarily consist of property data products and other real estate related services.

     FNF will consist of two segments, Title Insurance and Specialty Insurance. Specialty Insurance will include the flood insurance, home warranty and homeowners insurance operations.

     William P. Foley, II, Chairman and CEO of FNF, will also become Chairman and CEO of FIS following its IPO. Upon completion of the spin-off, Mr. Foley will remain Chairman of FNF and Randy Quirk, currently President of FNF, will assume the role of CEO of FNF. The composition of the Boards of Directors and the rest of the senior management teams of the two companies, as well as additional financial details of the transaction, will be released as they become available and in accordance with related securities regulations.

     FNF will hold a conference call at 10:00 a.m. Eastern Time on Wednesday, May 26, 2004. Those wishing to participate via the webcast should access the call through FNF’s Investor Relations website at www.fnf.com. Those wishing to participate via the telephone may dial in at 888-428-4478 (USA) or 612-288-0337 (International). The conference call replay will be available for one week via webcast through FNF’s Investor Relations website at www.fnf.com. The telephone replay will be available from 1:30 p.m. Eastern Time on May 26, 2004 through June 2, 2004 by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 733055.

     This press release contains statements related to future events and expectations that constitute forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual events, results, performance or achievements to be different from those expressed or implied above. FNF expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, changes in the market for equity offerings, competition, the possibility that conditions to the distribution will not be met, the impact of the offering and the distribution on FNF and FIS and their respective businesses and other risks, including those detailed from time to time in the “Management’s Discussion and Analysis” section of FNF’s Form 10-K and other reports and filings with the Securities and Exchange Commission. The proposed initial public offering and distribution are subject to a number of conditions and approvals and there can be no assurance as to whether, or when the conditions or approvals will be satisfied.

     This press release does not constitute an offer of any securities for sale. Because of SEC rules, FNF does not intend to comment further on the transaction at this time. A free copy of the registration statement filed by FIS may be obtained from the Securities and Exchange Commission’s web site at http://www.sec.gov.

     Morgan Stanley is acting as sole bookrunning manager for the offering and Bear, Stearns & Co., Inc. is acting as joint lead manager. The proposed offering will be made by means of a prospectus. Once available, copies of the preliminary prospectus may be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036.

     A registration statement relating to the common stock of FIS has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com